Exhibit 99.1

All claims dismissed in long-standing investor litigation against Telos Corporation

 Circuit court closes case and orders costs paid by plaintiffs Costa Brava and Wynnefield

Ashburn, Va. – January 22, 2019 – Telos® Corporation, a leading provider of cyber, cloud and enterprise security solutions for the world’s most security-conscious organizations, today announced significant rulings in the litigation instituted in 2005 by the two plaintiffs, Costa Brava Partnership III, L.P. and Wynnefield Partners Small Cap Value, L.P.  The circuit court found in favor of Telos, dismissing all remaining claims against all of the defendants. Multiple other claims brought by the plaintiffs had been dismissed in earlier phases of the litigation.  Costa Brava noted an appeal from the circuit court’s judgment on January 17, 2020.  Wynnefield did not pursue an appeal of the circuit court’s rulings.

“Needless to say, we’re very pleased by the Court’s rulings, which vindicate positions we have taken from the inception of the litigation,” said John B. Wood, Telos CEO and chairman.  “We are also gratified that Wynnefield has elected to conclude its involvement in the case.  Our focus remains, as it always has, on delivering superior cyber, cloud and enterprise security solutions for our customers and creating enhanced value for all of our shareholders.”

More information about the parties to the litigation, its course over the past fourteen years, and the circuit court’s recent rulings, is available through the company’s SEC filings, including Form 8-K filed December 23, 2019.

About Telos Corporation
Telos Corporation empowers and protects the world’s most security-conscious organizations with solutions for continuous security assurance of individuals, systems, and information. Telos’ offerings include cybersecurity solutions for IT risk management and information security; cloud security solutions to protect cloud-based assets and enable continuous compliance with industry and government security standards; and enterprise security solutions to ensure that personnel can work and collaborate securely and productively. The company serves military, intelligence and civilian agencies of the federal government, allied nations and commercial organizations around the world.  The company is a recipient of the prestigious James S. Cogswell Outstanding Industrial Security Achievement Award from the Defense Security Service (DSS), awarded to less than .03% of eligible organizations. For more information, visit www.telos.com and follow the company on Twitter @TelosNews.

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Contact:
Allison Phillipp
Telos Corporation
Email: Allison.phillipp@telos.com
Phone: 703.724.3642